Exhibit 99.2

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT BIG - Q1 2019 Big Lots Inc Earnings Call EVENT DATE/TIME: MAY 31, 2019 / 12:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

CONFERENCE CALL PARTICIPANTS
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst
Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst
Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst
Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst
Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst
Mitchell James Ingles Ramond James & Associates, Inc., Research Division - Senior Research Associate
Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

PRESENTATION
Operator

Ladies and gentlemen, welcome to the Big Lots Q1 2019 Earnings Conference Call. This call is being recorded. (Operator Instructions)

At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Good morning. Thank you for joining us for our first quarter conference call. With me here today in Columbus are Bruce Thorn, our President and CEO, Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer, and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I’d like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on “adjusted” non-GAAP results. For the first quarter of fiscal 2019, this excludes after-tax charges totaling $21.4 million dollars, or 53 cents per diluted share. These costs are associated with early implementation phases of our strategic business transformation review as well as certain legal settlement loss contingencies described in our press release. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today’s press release.

This morning Bruce will start the call with a few opening comments, Lisa will discuss our Q1 results from a merchandising perspective, TJ will review the financial highlights from the quarter and the outlook for fiscal 2019, and Bruce will complete our prepared remarks before taking your questions.

I will now turn the call over to Bruce.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Thank you, Andy, and good morning everyone. Q1 was a solid start to our new fiscal year with total sales growth of 2.2% and comparable store sales increasing 1.5%, each in line with our guidance. At this level of sales growth with stable margins and solid expense management we recorded adjusted EPS of 92 cents - well above the high end of the guidance range we provided in March. Our first quarter sales result represents the fourth consecutive quarter of positive comps which is encouraging in light of delayed income tax refunds and macro weather challenges in many of our markets. Lisa will breakdown our merchandise category performance in a moment, but at a high level, the four businesses where Jennifer gives us the most permission to play - Furniture, Soft Home, Seasonal, and Consumables - were the key drivers to the Q1 sales growth.

I continue to be very pleased with the progression of certain longer-term strategic elements of our business and their contribution to our near-term results, including the strong performance in our Store of the Future format, accelerating sales in our new stores, the continued growth of our Rewards loyalty program, and our e-commerce business - which had its best quarter ever.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

For Store of the Future, we continue to experience positive trends in sales and customer feedback along with higher engagement and lower turnover in our associate base in remodeled stores. Store of the Future is a winner for Jennifer, for our associates and the pride they exhibit with their “new” store, and a winner for our shareholders as we drive a solid investment return and position our business for long-term success. The sales lifts for “year 1” stores continue to be in the high single digits with the majority of the increase coming from the margin rich categories of Furniture, Seasonal, and Soft Home. As a reminder, Furniture is experiencing the largest sales increase, while Seasonal and Soft Home are next in line and have gross margin rates highly accretive to the Company average. Sales growth in SOTF stores is driven by a bigger basket and increases in transactions, which is a result of higher customer traffic to our stores. We continue to see positive results for most of our “year 2” stores markets - which now includes Phoenix, Austin, Charleston, Myrtle Beach, and Columbus, as the sales lifts in general continue to outperform the comps in our “balance of chain” stores.

Another bright spot during Q1 was the performance of our new stores. I’m particularly excited about recent store openings where, in many cases, we have stores performing near - or above - the highest marks in our recent history. As an example, our Bayshore store - which is located on Long Island - was opened in February of this year and has quickly become the highest volume store in our fleet during most of the weeks in Q1. The majority of our new store openings continue to be relocations where we’ve become more appropriately sized to feature our strongest categories of Furniture, Seasonal, and Soft Home. We still expect to open 50 new or relocated stores this year - the highest number of new store openings in several years. With the success of the new Store of the Future format and the access to available space in the market, our confidence towards expanding our store fleet is growing.

Next up, our Rewards loyalty program continued its record setting pace in Q1. We ended the quarter with 17.7 million active members - an all-time high - adding over 500,000 active members in the quarter and increasing membership by 16% year-over-year. We experienced record penetration for both sales and transactions during Q1 and the Marketing team continues to leverage this base of customers with targeted 1-to-1 marketing directed at Jennifer where she consumes her media, whether it be email, social, or digital channels. Really good collaborative effort between the Marketing and Stores team continues to drive this key strategic growth opportunity.

And finally, our e-comm business which had its best quarter to date since launching in April 2016 with record sales and our lowest operating loss in any quarter in the last 3 years. Steve, Erica, and the entire cross functional team have done a very good job of leveraging our loyalty database and the 1-1 marketing to drive higher volume through a combination of increased site traffic and number of orders with a higher average basket.

I’m excited about the trajectory of performance in the four key strategies - Store of the Future, new stores, Rewards, and e-commerce along with our BOPIS pilot which was launched this week. These strategies at their core directly address Jennifer’s feedback - increasing her accessibility to surprise and delight and we are helping her Live BIG and Save Lots. I’ll now hand the call over to Lisa for more detail on Q1 merchandising results.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Thanks, and good morning everyone. As Bruce highlighted, Q1 was a solid quarter from a sales perspective with a comp increase in line with our guidance of a low single digit lift. From a merchandise category perspective, furniture was the top performer - up mid-single digits with strength in Case Goods, Upholstery, and Mattresses. We are pleased with this result given the late tax refund season and its impact early in the quarter. This business is highly correlated with the timing of income tax refunds as many Americans frequently make big-ticket purchases when they receive their refunds. Congratulations to Martha and the entire team. Jennifer loves the new assortments resulting from reallocated floor space in Case Goods giving her more choices in Dining and Youth, and our newness in Upholstery with an expanded offering of Sectionals and Motion is certainly resonating with her. And, she continues to gravitate towards Easy Leasing - our lease to purchase program offered through Progressive - which comped the comp once again this quarter with double digit growth.

Looking forward, we’re making some important changes in Furniture that we believe will drive sales, continue to elevate our newness factor, and enhance our quality perception with Jennifer. We are excited to announce we recently reached an agreement to transition the majority of our in-store mattress assortment to Sealy over the next two quarters. Our research indicates Sealy has a strong quality perception with our customers, and the very good performance in our larger format stores currently offering both Sealy and Serta mattresses, gives us additional confidence in the transition. This expanded partnership will increase our ability to offer more frequent updates of styles, features, and technology, and elevate the excitement factor in this key category. We will be working closely with the Sealy team in the weeks and months to come to ensure inventory levels and in-store training support a smooth and seamless transition. And while the majority of our in-store mattress assortment will be Sealy, we anticipate we’ll continue to carry the tried and trusted Serta brand in all stores, with an expanded offering in our larger format stores, as well as online.

Soft Home was also up mid-single digits, another good quarter for Kevin and his team who have extended their streak to 21 consecutive quarters with mid-single digit, or better, comp growth in this high margin business. We continue to leverage the disciplines of QBFV, or Quality, Brand, Fashion, and Value to improve our assortments and value propositions - often highlighted on “themed” end caps or coordinated in-line runs. Coming soon, we will lean into the soft home business even further as we have made the strategic decision to downsize and exit greeting cards and redeploy the space to youth fashion bedding and décor - a business that is trending in the industry and where Jennifer gives us permission to play.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Next is Seasonal, which was up mid-single digits as well - a good quarter for Michelle, Steve and the team… and a solid start to a very important Lawn & Garden and Summer season. As we’ve discussed in prior years, this business is high risk / high reward in the Spring as weather unpredictability can impact sales trends on any given day, week, or month. After a very slow start in February, due to late tax refunds and unseasonable weather conditions across most of the country, sales accelerated in March and through the month of April with the combined period of Marple - which normalizes the timing of the Easter holiday - increasing in the high single digits.

Our inventory levels are well positioned for the warmer months of Q2 with fashionable, trend-right product for Jennifer. She also loved our expanded on-line seasonal assortment in Q1 which was a significant contributor to the record success of our e-Comm business which Bruce highlighted a moment ago.

Consumables was up low single digits, the second consecutive quarterly increase for Steven and his team. Once again this quarter, the strength was driven by expanded cleaning aides in our Housekeeping business and never out sets in Health & Beauty. Jennifer gives us permission to play in this traffic driving category and we see the role of Consumables growing in the future.

Food was down in the quarter. As we have stated multiple times over the last several quarters, this business has been facing the most intense industry-wide competition. After solid business with our event and gift driven assortments for holiday during Q4, our business results softened or reverted back to more recent trends of low single digit declines. We continue to see bright spots in pockets --- namely candy, snacks and beverages --- however the overall softness of pantry and staple type goods pressures our category performance. Late in Q1, we executed a floorset transition of our Food assortment toward additional sweet & salty snacks - where we get a higher permission to play from Jennifer - and deemphasizing portions of our staples assortment.

Hard Home and Electronics, Toys & Accessories were also down in Q1. The declines were broadly planned, as we shifted space more towards categories in which Jennifer gives us better permission to play.

Before handing the call over to TJ, I want to thank our merchant and supply chain teams for their extra effort during these last few weeks as we evaluated, adjusted, and risk mitigated our business around the every changing topic of import tariffs. Our teams understand just how important price and value is to Jennifer each and every day and they also understand the importance of a stable margin structure for our business. Our merchants have been proactive in many ways from country of origin sourcing, evaluating overall unit buys, managing retail prices, and working with both import and domestic manufacturers to better manage cost. Like most every other retailer you’ve already heard discuss this topic, unfortunately you will likely see the customer bear a portion of the cost in the form of higher prices. This situation is extremely fluid and we recognize we are nowhere near done, but to the extent possible, we have tried to incorporate everything we know near-term in our Q2 forecasts.

I’ll now turn the call over to TJ for insight on the numbers and our guidance for 2019.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Net sales for the first quarter of fiscal 2019 were $1.296 billion, up 2.2% versus the $1.268 billion we reported last year. The increase in total sales resulted from our positive comp and sales growth of new stores not included in the comp base, partially offset by a lower store count year-over-year. Comparable store sales, for stores open at least 15 months plus Ecommerce sales, increased 1.5%, compared to our guidance of a low single digit increase. In terms of cadence throughout the quarter, we noted on our last call, the month of February started strong, but sales trends slowed meaningfully mid-month as a result of delayed income tax refunds. Our guidance for Q1 assumed February comps down low to mid-singles digits and that the “lost” sales from February would not be recovered during the balance of the quarter. As planned, sales accelerated in March and through April, but the results have some “noise” due to the shift in the Easter holiday. The combined period - which we like to call Marple - was up low single digits.

Adjusted income for the first quarter was $37.0 million, or $0.92 per diluted share which compares to our guidance of $0.65 to $0.75 per diluted share and to adjusted income of $40.0 million, or $0.95 per diluted share, for the same period last year. Our “beat” was directly attributable to lower expense levels, as our sales and gross margin rate were largely in-line with expectations.

The adjusted gross margin rate for Q1 was 40.5%, up 10 basis points from last year and in-line with guidance. As expected, the improvement was a result of better IMU, lower shrink costs, and favorable merchandise mix partially offset by a more promotional Q1 or higher markdown rate. Total adjusted expense dollars were $471 million, or up 3.2% which was favorable to our guidance of expense growth in the mid-single digits. Relative to guidance, our expense trends were favorable in store operations, insurance, transportation, and our corporate headquarters. The team has done a good job operating efficiently and our future “fund the growth” initiatives are progressing nicely. Our adjusted expense rate in Q1 was 36.3%, up slightly compared to last year’s adjusted rate of 36.0% with deleverage resulting from:

Higher incentive bonus expense as adjusted results exceeded plan coupled with Q1 LY which was well below plan,

Higher depreciation, correlated with elevated investments in Store of the Future and new stores,

And the last deleverage item of note was an increase in rent expense associated with new store growth and the adoption of the new lease accounting standard.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Interest expense for the quarter was $3.7 million compared to $1.6 million last year as rates have increased and we carried a larger average debt balance during the quarter - which I will speak to in a moment.

The adjusted income tax rate for the quarter was 28.1% compared to last year’s rate of 27.0%.

Moving on to the balance sheet, Inventory ended the first quarter of fiscal 2019 at $927 million compared to $850 million last year, with Inventory levels per store increasing 10%. This level is elevated over our normal run rate or expected increase in sales for three key reasons … first the general impact of tariffs on higher first cost of merchandise, second our intentional decision to move forward inventory commitments in key categories of Furniture and Soft Home to support earlier resets of fresh, new product, and third the slower than anticipated sell thru of seasonally sensitive product in Q1 largely due to weather. Our expectation is our inventory levels will sell down and return closer to flat to low single digit growth as we exit Q2 and enter the fall season.

During Q1, we opened 9 new stores and closed 6 stores, leaving us with 1,404 stores and total selling square footage of 31.4 million. As of the end of Q1, approximately 140 SOTF stores were eligible to be included in our comp store sales calculations.

Capital expenditures for the first quarter of 2019 were $77 million compared to $31 million last year. The increase in CapEx aligns with our strategic investments in Store of the Future, our new California DC, and a higher number of new store openings year-over-year. Depreciation expense was $32.8 million, compared to $28.5 million last year.

We ended the first quarter with $64 million of Cash and Cash Equivalents and $470 million of borrowings under our credit facility. This compared to $46 million of Cash and Cash Equivalents and $374 million of borrowings under our credit facility beginning the quarter. Typically our debt levels would move lower in Q1 relative to year end and Q4. This year our debt moved higher largely due to timing and for four key reasons --- first, a significant amount of capex focused on growth to start the year, namely SOTF and New stores --- second, we executed nearly all $50 million of our share repurchase authorization in Q1 based on our estimate of intrinsic value compared to the market price trading; third our elevated inventories and the timing of events and merchandise sets in our stores --- and finally an unusually low AP to Inventory ratio at quarter end based on mix of inventory received as we have made no material changes to our merchandise vendor terms.

In the first quarter of fiscal 2019, we invested $48 million to repurchase 1.3 million shares, leaving us with approximately $2 million available on our current share repurchase authorization at the end of Q1. The combination of this share repurchase activity and our quarterly dividend payment represents approximately $61 million returned to shareholders during the first quarter of fiscal 2019.

As noted in a separate press release this morning, our Board of Directors declared a quarterly cash dividend for the second quarter of fiscal 2019, at $0.30 per common share. This dividend is payable on June 28, 2019 to shareholders of record as of the close of business on June 14, 2019.

Also subsequent to the end of the first quarter, we exhausted the authorization on our 2019 Share Repurchase Program. In total for the program, we invested $50 million to repurchase 1.3 million shares or approximately 3% of the Company’s shares outstanding.
Guidance

Now turning to forward guidance… for Q2 we expect adjusted income to be in the range of $0.35 to $0.45 per diluted share, compared to last year’s income of $0.59 cents per diluted share. Our guidance assumes a comparable store sales increase in the low single digits, on top of a 1.6% increase for the same period last year. Total sales growth is expected to increase in the low to mid-single digits, or slightly above our comp, reflecting recent trends in new stores, both in volume per store and in a number of new store openings in Q2 this year is significantly higher than a year ago. Although the month of May got off to a slow start largely due to regional weather impacts, the last two weeks have been up solidly in the low single digit range.

The gross margin rate for the second quarter of fiscal 2019 is expected to be down slightly from last year and expenses as a percent of sales are expected to be higher than last year. The gross margin rate at slightly down is a function of higher markdowns, primarily in Seasonal product, to improve our sell thru and exit Q2 appropriately as we begin the new fall season. This higher level of markdowns is expected to be partially offset by continued improvement in IMU, both in rate and mix, and lower overall shrink costs. From an expense perspective, we expect our total adjusted expenses to increase in the mid-single digit range as a result of higher depreciation, higher occupancy associated with new stores and the impact of the new lease accounting standard, and the beginnings of our transition costs planned in Q2 and Q3 for our move from our current California distribution center to our new location in Apple Valley. This view is consistent with our prior guidance issued in March which called for expenses to grow in the mid singles in Spring and moderate further in fall to growth in the low singles as our Fund the Growth expense reduction initiatives become a larger portion of our overall financial performance.

For fiscal 2019, based on the strength of Q1 performance, we have increased our guidance for adjusted income in the range of $3.70 to $3.85 per diluted share, compared to our prior guidance of adjusted income of $3.55 to $3.75 per diluted share, and to fiscal 2018 adjusted income of $4.04 per diluted share. This guidance is based on total sales growth and a comparable store sales increase in the low single digits. We believe this level of financial performance will result in cash flow of approximately $100 million.

One last note or clarification … all of our commentary has been on a non-GAAP basis, or excluding the items of transformation costs, merchandise category exit, and legal settlement contingencies which were detailed in our press release today. In our press release, we also provided GAAP guidance for EPS for Q2 and FY 2019. This level of non-GAAP activity on an after tax basis is in the range of $35 million or $0.85 per share for the fiscal year, reducing GAAP cash flow to ~$65 million.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

I’ll now turn the call back over to Bruce.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Thanks TJ.

On our last earnings call in March, I outlined the work our Leadership Team has been focused on to reposition the business for long term success. Internally, we’ve named the project Operation North Star. We have made significant progress in a short period of time standing up a Project Management Office, or PMO, and organizing numerous Workstreams in the areas of Growth, Funding the Journey, and Business Enablers. The Workstreams are cross functional teams led by a senior executive with specific scopes, objectives, and KPIs to ensure success both in the near term and over the long run.

For instance, one Growth Workstream is focused on Strengthening Home with multiple initiatives, including the introduction of Broyhill during early 2020. We envision this iconic brand to be a growth driver not only in Furniture, but also in our Seasonal and Soft & Hard Home categories. The team is leveraging customer feedback and insights to properly position the brand across these categories with special emphasis on our “Better and Best” offerings.

A second Workstream is focused on Life’s Occasions - our solution for simplifying Jennifer’s life with bundled, curated assortments geared toward certain lifetime events big and small. We will be piloting certain tests of this concept in late Q2 and early Q3 starting with Dorm Essentials - a new approach to the Back to Campus theme. Dorm Essentials will drive excitement, relevance, and ease of shopping with a curated assortment across multiple merchandise categories as Jennifer prepares her kids for the upcoming school year. Our team is in the process of finalizing the assortment, selecting fixturing, and completing the marketing messaging for a successful pilot.

Store of the Future is a good example of a Growth Workstream that builds upon the great work the team has executed over the last 18 months. As was mentioned earlier, we will remodel well over 200 stores this year and open approximately 50 in the new format … expanding our penetration to nearly 1/3 of our store base by the end of the fiscal year. The Workstream is focused on increasing the number of stores we convert going forward to over 300 stores on an annual basis. We believe we should be largely complete with the fleet, or roughly 90% of the fleet, by the end of 2021. This will be a big win for our company and for Jennifer as we increase the accessibility of our brand, enhance the surprise and delight factor in our stores, and grow share in our Home category.

Growing on-line and enhancing our digital experience is another example of a Growth Workstream that expands upon work that has been done by our teams here. We’ve recently made important updates to our ecommerce platform - improving the overall shopping experience with intuitive navigation, additional functionality, and faster checkout. And earlier this week, we launched a pilot of BOPIS - that is Buy online, Pick-up in Stores - in a couple of districts. We view BOPIS as another key element to increase convenience and accessibility for Jennifer and our goal is for a full chain rollout later this summer.

“Fund the Growth” also has multiple Workstreams looking at how to operate our business differently. We know growth and accelerating the top line is a key unlock for our future … however, we need to supplement the growth by lowering our overall cost structure and creating efficiency and leverage on our higher sales base. This included reviewing detail store related payroll and associated activities, and in first quarter it meant making reductions to tasks and hours which were not customer facing. It also meant realigning our field organization to streamline processes and increase efficiency and restructuring our Corporate Office to improve the overall reporting structure and span of control. In addition, we’re well down the path of identifying lower cost opportunities and renegotiating relationships to create lower costs in our indirect spend, and we are beginning a bottoms-up approach to lower store level markdowns and merchandise damage costs in our stores.

Again, early innings but the team has very good traction at this point in the year and process. I am confident we will meet or exceed our goal to save $40 million in year in fiscal 2019 - and longer-term goal of $100 million in savings over the next 3 years. In addition to Growth and Fund the Growth, we want to be sure to give proper focus and investment in certain Business Enablers. For example, “Enhancing our HR Strategy” is focused on attracting the best talent in the industry, developing and retaining our associates, creating a “play to win” work environment.

These are just a handful of examples of the nearly 20 workstreams we have established and designed to support the strategic overview period through fiscal 2021. As I look forward, I am excited by our opportunity for growth as our Company looks to deliver great value to our customers, our associates, and our shareholders.

I’ll now turn the call back over to Andy.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Thanks, Bruce. Operator, we would now like to open the questions.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We'll first go to Brad Thomas with KeyBanc Capital Markets.

Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Congratulations on the start to the year here. Wanted to start off on the expense side and hoping, T.J., you could give us a little bit more color around how expenses came in for 1Q relative to expectations and how you're tracking on that $100 million cost target that you have over the next 3 years.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Sure. Thanks for the question, Brad. I think from my point of view, from a management point of view, we were very pleased with the expense performance in the first quarter. Particularly items of note, Nick and the team from a store operations perspective, not just in store payroll but in all their controllable expenses, had a very good quarter. From an insurance point of view, both health claims as well as continued good performance in workers' comp and general liability was a plus for the quarter. Again, a lot of that activity starts at store level in terms of safety procedures at distribution centers from a safety point of view. So -- and then once it gets here, good performance in the office from the legal team and our workers' comp team. So a good collaborative effort there to really focus on costs.

Additionally, from an office perspective here in Columbus, people continue to manage their budgets very, very well. From a fund the growth perspective, Brad, I would tell you the majority of the fund the growth is ahead of us. In late second quarter and on into the fall season, we did have specific adjustments from a payroll perspective and from an operational perspective in the stores, Bruce mentioned in his opening comments, in noncustomer-facing activity. So Jennifer should not have noticed any of the changes that we made. And the teams executed those well.

So I think from our point of view, Brad, those are some of the operational differences in the quarter. We did have some timing differences also in the quarter, particularly around some of our new store openings that are now more focused on second and third quarter. So there were some costs that we save from that point of view. But generally, just good operational performance across the business. I'd be remiss if I didn't mention our distribution centers and supply chain as well. So even though we had some rising fuel costs and we've kind of battled through what we hoped is the worst of the carrier rate challenges now, those teams continue to do a very good job controlling what they can control. So just good performance broadly across the business.

Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

That's helpful. And if I could ask a follow-up around

(technical difficulty)

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

I'm sorry, you faded out there. The second part?

Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Yes, to follow up on the changes you're making in the mattress category. I know you had a long-standing partnership with Serta. I was curious what prompted the decision to change to Sealy. If you could talk about the timing of that and what you're expecting to be different with the Sealy partnership versus the Serta.

(technical difficulty)

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Operator

Thank you. We'll next go to Jason Haas with Bank of America.

Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst

Hi. Good morning. Thank you for taking my questions. Could you provide an update on how you're thinking about your merchandise categories? How should we think about the potential for further other category shifts going forward?

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Hi, Jason. I'll start with that. First of all, as we talked about, our ownable categories are clearly Furniture, Soft Home and Seasonal. And we talked many times about the Store of the Future and the prominence of these categories as they've been front and center from a positioning standpoint and have clearly been driving the nice comp performance that we're seeing out of the Store of the Future. So these categories, from a Home perspective, will continue to lead. And as I've stated in my earlier remarks, we took some lower-performing categories like greeting cards, and we're shifting that back into Soft Home so that we can further expand our offering within children's, beddings and decor. So you're going to see us really continuing to lean into Furniture, Home and Seasonal.

But also it's important to understand that Food and Consumables still has an important place in our business. Both categories is where we deliver upon some great value with our closeouts. But also we've had a lot of nice success when we've been introducing national brands. And again, from a Consumable perspective, we really are looking to lean into these traffic-driving categories to help drive traffic into the entire store. So again, small, I'll say, tweaks from a merchandising perspective but continuing to really focus on the key drivers of Furniture, Home and Seasonal.

Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst

And then as a follow-up, could you quantify how much of a headwind you expect from the increase in tariffs from the 10% to 25%? And then was that reflected in the change in guidance?

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Again, from a tariff perspective, I think what I wanted to talk about too is just to give an understanding that we direct import about 25% of our product, of which 20% is from China. And our position and our objective and our team understands how important it is for us to continue to deliver on price and value and maintaining our value proposition in the marketplace. The teams have been working very hard over several months now and moving our sourcing. So some of it has moved to other countries. We're also working with our vendors, both import and domestic, to better manage our costs. And potentially, we may be reducing some of the unit buys because ultimately, like you probably have heard from some other retailers, we will most likely have to pass the portion of that cost on to the customer in the form of higher prices. But to the best of our ability, we have absolutely reflected that in our Q2 forecast. But as I'm sure you can understand, this is a very fluid process. But our teams have been working from a bottom-up review, by SKU and certainly, from a top-down standpoint and looking at the category strategies as it relates to pricing.

Operator

We'll next go to Chris Prykull with Goldman Sachs.

Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst

I just had a follow-up on the tariff question with the news last night. I mean, any color that you can give about what percentage of imports come from Mexico in your business?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Yes. Thanks, Chris. This is Bruce. We were discussing it this morning. It's always news breaking what's going on globally when we react to it, but we think the impact is low.

Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst

Got it. That's helpful. And then on the transition that you mentioned for the Food category, have you tested that in certain stores, what has the customer reaction been? Were you seeing nice comp lifts in any of the tests that you did? Just trying to get a little bit more color sort of what was the impetus for that transition and how you're thinking about it longer term?

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
Sure. Yes, Chris, we've got a real strong test-and-learn culture here, and we did test the Food category. We also had some other tests that we did within Food, including front-end, traffic-driving categories there as well, and both proved to be very successful. Again, the strategy here and what we're giving a lot of credit for from a Food standpoint is really in the snacking, candy, beverage, entertaining types of foods and last receptivity to the basic staples.

So what we tested and what we ultimately rolled at the end of April with moving some of that space out of the staples into these categories that having been performing for us and we're getting credit for, we also shifted some of that space into Consumables, where we're seeing some strong response to a lot of our national brands that we've introduced as well as the closeouts and really, as I've stated earlier, want to lean in to some of these traffic-driving categories.

And then the front-end test that we did was really to help us with UPTs, units per transaction. As you know, with Store of the Future and moving food to the back of the store, we felt that we had an opportunity to bring some of that forward from an impulse standpoint. So we also tested that,and it proved to be very successful and that is rolling to the stores as well.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
I'd just like to add on to what Lisa said there in terms of our food strategy. I think it's important, as we look forward, not necessarily to look at Food in its entirety but look at what we're doing to make this space of the store more productive. So leaning in, like Lisa said, into the snacks, the beverages,the sweet and salty, those are actually traffic drivers for us and giving up the space in other parts like the canopies and so forth where we won't be competitive to a more competitive and more productive spot. Our category in our store is really where we're going to, so the measurement's really on how we continue to make our box much more productive and appealing to Jennifer.

Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst
Great. That's helpful. If I can sneak one last one in. Can you give us an update on the buy online, pick up in store rollout? I think it was slated for the summer. How many stores? What are your expectations across sales and margins as you roll that out?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes. Great question, Chris. We're really proud of it. This week, we launched our pilot as we said on buy online, pick up in store. So it's in a couple of districts right now. Our first order came in from Parma, Ohio. It was great to see it and just a little bit larger than expected, so we're really smiling about that.

But really, this is something that is ahead of schedule from what we were planning internally, and we expect to get the full rollout to the stores or a full rollout by the end of summer. What we've done here is exciting because it really offers our customers online access to double the SKUs they have today that they can buy online and pick up in store. It doesn't mean a SKU increase in stores. It just means that we are able to offer more.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

And it's really important from the perspective that many of our customers from our research we did earlier in the year start their journey. And In fact, about 25% of the time, they start their journey online to make a purchase in store. And quite frankly, over 50% have an Amazon Prime card.so It's important from an e-influence standpoint for us to be very competitive. And you just saw our e-commerce influence has resulted in the best quarter ever for e-comm. So we're excited about what this is for us and their start of it.

Operator
We'll next go to Anthony Chukumba with Loop Capital Partners.

Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP

I had a question -- so Bruce, you talked about the fact that, I guess, the income tax refunds were delayed and that negatively impacted comps and that totally makes sense. Do you feel that you recovered all of that in March and April? Or do you think that there's maybe some of that, that might shift into the second quarter at all?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Thanks, Anthony. Good question. I'll lead off and get some more color from the team here. But the definitely late tax returns impacted the first quarter. We started very good and then with that delay, you could see it, our customer is very sensitive to those tax returns. And because of the delay, coupled with weather that kicked in, poor weather that kicked in, we probably lost a trip in the first quarter. We got much better in March and Marple, as the team likes to talk about, produced some good results and we finished the quarter, like you see, in good shape. That said, I don't believe that the trip we lost is something that we've gained back, but we are starting May in a good position.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
Yes. And I'll just add something and add a little more color to reinforce that. I mean as Bruce said, Marple was up high single. And as we talk about some of the inventory shifts, we brought in inventory early for Furniture for some new sets beginning of May, and we're extremely pleased with the great start that we're off to as it relates to the new drive aisle presentation that we've brought in.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes. Just to -- I would chime in there, Anthony. I think from our point of view, it's difficult -- I mean, Marple comps were up low single digit in the store, as Lisa just mentioned, Furniture being up high single digit. That had kind of sort been our trend in that business coming out of fourth quarter and leading into early first quarter.

So when we look at it that way, it's difficult to say that, that trip that was missed or that lateness of that tax refunds really came back to us in Marple but at a really high level because I know I've seen some of the early notes out this morning. We look at sales for first quarter as being very solid performance.

I understand the comp at a 1.5% number up against the negative 3% might appear light on the surface. But understanding February started off down, low to mid-single digits, it really shows you the rebound that happened in March and April and particularly in some of our biggest categories.So we feel really good about that Marple trend and what it could mean for the rest of the year.

As Lisa mentioned, again, some newness now flowing in Furniture and Soft Home with early sets leading those key categories. If you could help us out with some good weather the rest of the second quarter, we'd appreciate that because we know we're ready for business in lawn and garden in summer. So those big categories that have to perform, we feel very good about how we're positioned for second quarter.

So also, I would just remind, we mentioned this in the prepared comments. But the volume that we're seeing out of some of our new stores in the first quarter, very, very encouraging. So total sales growth, up higher than the comp growth. This is the first time that's happened in a quarter in a number of -- probably in a number of years, to be honest with you.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

So very good performance in new stores. Very good performance in building our loyalty card base, in e-comm and both just being new, as Bruce just mentioned. So we feel like we have a number of different levers coming out of Marple going into -- in the second quarter that validate that some of the longer-term strategies or longer-term opportunities for growth did well in the first quarter and have every expectation they should perform well in the balance of the year.

Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
Got it. That's helpful. And then just one quick follow-up. So you talked a lot -- or you talked about the very, very strong new store performance,which is obviously very encouraging, and then Store of the Future continues to do quite well. I guess I was just wondering, between the strong new store performance and the Store of the Future performance, does that, in any way, shape or form make you maybe reevaluate your long-term square footage growth targets? In other words, could there be upside -- could you open more stores now that it seems like you really got Store of the Future humming?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

I actually think it validates our long-term strategy, which, as we mentioned in the prepared comments, is to remodel even more stores next year and have that numbers start in the 300s somewhere versus 215 this year. I think that validates our strategy to continue to relocate stores and become more appropriately sized and grow the net store count. I think the team is very energized to want to accelerate new store growth where it makes sense.

But I think from our point of view, you look at this year, 215 remodels, roughly 50 new stores are relocated stores, so 265 projects on a store base of 1,400. You've got a pretty significant part of the store base that's changing this year, and even a larger portion will be changing next year. So I think it validates our strategy.

Operator

We'll next go to Peter Keith with Piper Jaffray.

Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
I did want to dig a bit more on the tariffs. So from our observation, it looked like some of the seasonal items that would be imported from China were priced up slightly higher this year. I wanted to understand if that was partly related to the 10% tariffs that we've seen so far. And with the price increases, what's been the consumer reaction on those seasonal items?

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
I think to answer the question about prices and retail prices on our product, it's important to understand that within our Patio Furniture specifically, we've had a lot of great success with some of our higher price points, especially on the resin wicker. So part of our strategy, putting tariffs aside for a moment, was to continue to offer and improve upon the quality of the product as well as expand our offerings within our resin wicker and some of our dining.

So from a natural progression and responding to our sales demand, we absolutely had provided larger sectional offerings, which inherently raised our retails overall. On top of that though, yes, you are accurate, the tariff came into play. So there is a lot of things that we had to look at, including our promotional posture, how deep would we go on some of the initial promotions that we offered, looking at our initial retail pricing. So all of those things had to be taken into account in order for us to properly manage the overall business.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes. Peter, this is Bruce. I'd like want to add on to what Lisa said too. We're on the same boat with anyone else in that category, Seasonal and Outdoor Furniture, and we're all dealing with it. And I think it's important to remember that while some may think it's an early indicator of what might come,you got to remember that first quarter was, again, poor weather and disrupted by the late tax returns. So we're all working through this. I think the team is doing a fabulous job. Our product looks wonderful. And regardless, I think we're competitive in this assortment, very competitive.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO
Yes. I think just to add on to that, what Bruce mentioned, from a weather perspective and again, similar pricing across the country on like items by region. By region, you -- Peter, you can see 10 to 15 points of difference in comp performance. Same prices, same retails across all of our business and 10 to 15 points of variance across regions based on weather. So that suggests to us that it's likely bigger than tariffs from a weather perspective, but it's really hard to separate the two.

Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
Okay. Yes, that's certainly clear. And I just want to be clear too because it seems like you've been very intentional to note that the tariffs are included into the Q2 forecast. But presumably, that would not have any impact now from 25%. So are we still kind of, I guess, in a wait-and-see on how the 25% might impact the back half or you'd -- minimal Chinese imports as you think about maybe the Q4 Seasonal merchandise?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

I think we're trying to communicate as real-time as we can, Peter. That's what I think. And I think again, 2 or 3 weeks ago, we weren't necessarily wrestling with this issue. But I think Lisa and the teams have done a very good job of being proactive and trying to understand specifically the merchandise that's pointed at us from China and providing for the most up-to-date information on tariffs.

So I think from a Seasonal perspective, we feel fairly confident in that regard. As it starts to get expanded to other categories and then phases that aren't naturally in effect yet, that's the piece that we're going to have to deal with that as it becomes a reality. And if it starts to expand to other countries, we might not have as much exposure there, but we're going to have to face that too, along with just overall pressure even within the domestic markets.
So Big Lots, along with every other retailer out there that sources anything outside of the United States, it's a very, very fluid situation. So I would think other retailers are struggling with the same thing we are when thinking about the fall season.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
But what we've known so far and what we've done is reflected in our forecast.

Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
If I can just sneak in one quick one. So you've indicated 20% of imports from China. What percentage right now is on List 3 that's being impacted by tariffs?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
I'm not sure I understand the question.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
Well, hopefully, there might be some...

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes. Peter, I think the -- yes, Peter, we directly source from Asia, across the world, 25%. 20% is coming from China. So our answer to that is up to 20% as this is a fluid situation and our teams working in other markets.

Operator

Our next question comes from Paul Trussell with Deutsche Bank.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
T.J., I believe you mentioned that gross margin was in line with your expectations in 1Q. Maybe just discuss the puts and takes in a bit more detail, like shrink and the promotional environment. And then given -- I believe expectations were a little bit of pressure in 2Q. Are we still on track to kind of the original expectations and estimates for gross margin for the year?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO
I think based on everything we know right now, today, we feel good about where we're forecasting margins for the year. Again, a lot of moving parts, and I'll bet that 90 days from now, we'll be talking about different moving parts than we are today potentially from a tariff perspective. But until we can understand those better, it's difficult to adjust primarily our back half of the year forecast.
From our point of view, Paul, we expect that we're going to need to be for promotional on Seasonal product to move through the inventory that we have in the second quarter. Again, from our point of view, weather has not been favorable yet. We're looking forward to that. And all we're trying to do is to provide the teams enough markdown level to move through the goods so that we execute too clean and get off to a good start in the third quarter.
From a first quarter point of view, margins were up slightly, and that included a more aggressive promotional posture late in March and in April to try to drive business in the overall store and in -- within lawn and garden and Seasonal. So had we not had to do that, could margins have been a little bit better? Sure. But from our point of view, that was -- it was clear that we needed to start moving on Seasonal maybe a little earlier than we would have liked to otherwise because of the weather.
Again, I think the teams are doing a great job of trying to be proactive, seeing around the corner and understanding that Nick and his team need to move through this bigger, bulkier product as we have new fresh inventory coming behind it.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
And you mentioned pretty favorable remarks around the Rewards loyalty program. Maybe just expound upon those comments around the growth that you're seeing year-over-year, the efforts and steps you all are taking to do some of that one-on-one marketing? And then how should we think about the percent of sales or percent of sales growth that's coming from active members in the Rewards program?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Thanks for the question, Paul. Yes, we're excited about our loyalty program, up to 17.6 million members at this point, which is a year-over-year,quarter-over-quarter growth of around 16%. So it's -- we said this before. It's the best way and the most productive way for us to communicate to our customers and talk about all the value that we bring her. So very, very excited about it, and that's also adding to a record e-comm business.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

I think the -- in terms of e-comm, in total, I'm getting to that part of the question, we're happy about the growth. It's been less than 1% of our sales.But having record sales in the quarter is optimistic for us. We think it's going to get augmented by BOPIS and all the offering there, but -- and now would be capturing the store comp.
But e-commerce, in total, is something that is extremely important to us from an e-influence standpoint. We've grown year-over-year last year. We are around $40 million in total sales with a loss in the neighborhood of $9 million this year. We're projecting to be $50 million, $55 million in sales with a lower loss between $6 million to $8 million, and we like the trajectory we're on right now.
It's important for us to be an omnichannel retailer, predominantly, obviously, brick-and-mortar. That's where she finds the value, that's how we grow profitably. BOPIS is going to add to that, but e-commerce is an important part. And we're starting to see nice growth in a more profitable manner.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst

And what about the Rewards program as a percent of sales?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO
Yes. Paul, we haven't broken that out separately today. I would just encourage you to think of it. It's easily over half of the volume that we do in our stores and growing. And the importance in really growing the program is not -- I mean this -- clearly, from a marketing efficiency standpoint,it's very important.
It's also very important for our stores' teams to understand that there's definitely separation in performance by those stores that are very focused on it or have a very high penetration in -- of their sales in Rewards, tend to outperform the company by 2, 3, 4 points in an any given quarter. So that the stores understand very clearly, Nick and his team are very focused on this being a key lever for future comp growth. So it touches on a number of different aspects of our business, and all of them point to better financial performance.

Operator

Our next question comes from Joseph Feldman with Telsey Advisory Group.

Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst
I apologize if I missed this earlier on the call. I had trouble hearing some of it because of the static or something earlier. But with the charges that you guys are taking, the strategic plan review, I guess, is how you guys called it, and then the legal expenses, what's driving that? Like on -- specifically on the strategic plan, like -- I feel like you guys have been on this transformation path for a few years. So what's new about that, that caused more charges? And also again, the legal expenses contingency seemed pretty high, and I'm curious what's going on there?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes. I'll start off on this. Thanks, Joseph. And then we'll add a little more color. First up, this is not the same old -- the older strategic plan. This is anew strategic planning process that we call Operation North Star. It's focused on accelerating top line growth also funding the journey, which is taking cost out to fund growth and building enablement across our enterprise.

Specifically, the work that we've done to get to this point was doing a tremendous amount of research on our customers, the marketplace, the competition in general, the trends so that we could understand where we can play and win at a bigger rate than we've been doing in past years. That's important for us in this marketplace that we believe is growing to get our fair share of that.

So this different than what we've done in the past. It enhances many of those things, what we have done in the past such as Store of the Future remodels, which is performing well, and new stores. But it's also had a focus on other things like growing our home more than we are doing now and entering into life's occasions like Lisa spoke to earlier, which is curating products around Jennifer's life that makes sense. It's about increasing traffic drivers and growing surprise and delight in our stores and as well as shelving value, being known as the authority for price and value and the products that she enjoys.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

So this is different. And to -- in order to do this properly, we wanted to make sure that it was very logical, [steep] in data. Also want to make sure we benchmarked our cost, our infrastructure against best-in-class and that we've done all those things. And I think we're getting traction. You're going to see and hear about some of the tests we're doing later this year in terms of life's occasions and traffic drivers as well as, you've heard in this update, how we're doing on our cost management. We're on track or exceeding it in-year, the $40 million target and $100 million in the next 3 years.

So we're excited about where we're going with this. We survey our people across the company and their reaction has been very positive. They understand where we're going but over 90% understanding. That's important because as everyone knows, strategy is valuable, but execution is priceless. And I think we're in execution mode at this point in a very nice way.

Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst
Great. And then just on the legal contingencies, if you could mention that. And my second question was around the gross margin. T.J., maybe it seems like the -- it's coming maybe a little lighter than what you guys initially thought. I was just wondering how we should think about it for the second half of the year.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO
Yes. Let me just expand on what Bruce said for a minute and try to hit the last point. So I guess from our view, Joe, what we're really trying to do here is stand up new muscle very quickly. So from a transformational standpoint, having some help to do that so that the rest of the team can focus on their day jobs, so to speak, and deliver a first quarter that was about guidance we thought was very important. So we have help in the building,helping to stand up the PMO that Bruce mentioned. That's a portion of the cost.
Additionally, in the prepared remarks, we talked about changes in org structure. So separation costs are going to be part of the transformation.Lisa mentioned in her prepared comments, as we try to expand to more Soft Home presence in the store, that's clearly working. We made a decision to exit a category with American Greetings. Again, a category exit for us is something we historically carved out as a non-GAAP items and separate it for real good transparency.
From a legal standpoint, setting aside money in this quarter around some of the potential claims in front of us, primarily around some of the wage in our disclosures that we've made in our SEC filings, again, not new information, but we're further down the path and we know more. So that's really how we got to this in the first quarter.
The second part of your question around gross margins. As I mentioned to Paul, we were a little more aggressive in first quarter around promotions and trying to move through Seasonal products. So again, had we not done that with our margins that have been richer, we certainly would have. Did we look at the quarter and understand that we were trending very favorable from an expense standpoint and make some reinvestments in margin? That was absolutely the approach that we took.
So trying to manage the business holistically and not just manage individual line items is really how we landed where we landed for first quarter. From a margin standpoint, again, second quarter will be a little lighter because we know we're heavier in Seasonal and we have to move through it.
Back half of the year, we feel very good about our plans. The one uncertainty is anything new or as the winds continue to shift on tariffs and impact on not just our import product but some of our domestic manufacturers, that's what we have to work through. So that's what the teamsare focused on.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes. I just want to get back also, Joseph, to your question on adjustments from a legal perspective. This is really being driven by California wage, in our cases, and we've always taken a concerted effort on -- and will continue to take concerted effort towards settling or litigating as necessary. We believe our exposure is small relative to other retailers doing business in California, and our stores and DCs are very proactive in mitigating it. But this is where we are right now. We've got a bundle of cases we're looking at that puts us in this situation.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Operator
(Operator Instructions) We'll next go to Karen Short with Barclays.

Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst
I have a couple of questions. On the Consumables side, can you just tell me if there's any shift in just kind of sales still eligible for SNAP before and after the changes that you're making in the section? And then I also know discounts on Consumables are obviously a big draw for employees. So any changes on the discount structure and SKUs eligible for employees? And then I had another separate follow-up.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
I think -- this is Bruce. I'll start off, and I think I might have to ask you what the second part of your question is. But let me start off with the eligibility on SNAP, the food reset. We're still eligible. Our intention is always to be eligible for those customers coming in with food and -- for food items under the SNAP program or EBT. So while we have a reduced assortment on our important feet of coolers, beverages may reduce, we still qualify for that. Second part of your question, can you repeat that, Karen?

Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst
Well, I just -- I think discounts on Consumables are a big draw for employees in general. So are there any changes in the discount structure or SKUs eligible for employees on a discount perspective?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
There are no changes to that program.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

No. No changes, Karen. Actually, we did enhance our program last year as part of reinvestment in tax reform to support our associate base broadly across the enterprise. So 20% discount on the store with a 30% discount on Furniture and Seasonal products. So a very appealing discount program.No changes to it. And we often believe that candidly, our associates are some of our best customers. So we definitely want to do everything we can to continue to make that a valuable part of them being part of the team.

Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst
Okay. Great. And then a second question, just on BOPIS or buy online, pick up in store. If you said this, I missed this because I couldn't hear that well. But any update on the SKUs, total SKUs available? And then how are you dealing with kind of marrying of inventory as it relates to what the consumer is seeing online versus what's in the store, like how real-time is that inventory?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes. Good question, Karen. The number of SKUs available online for BOPIS will be double that -- than we had in the past. So roughly around 12,000 SKUs will be available for buy online, pick up in store. And the second part of the question?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
I'm jumping on that one.

Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst
[Well, it's that part], yes, on the marrying of inventory.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
From an inventory perspective, yes, we will have up-to-date inventory within all of our stores. So as Bruce indicated, 12,000 SKUs that will be eligible for BOPIS. The other exciting thing too is we'll now have a real prominent exposure to Food and Consumables that we didn't have before. So we're also excited about bringing that exposure to our customers.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
And wait, there's more. Furniture is also offered on BOPIS and with vendor direct shipping.

Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst
Okay. And then just last question I had is I know you've given the comp lift from Store of the Future. Is there any way to give some metrics on what the actual sales per square foot in the older format is in some of this like the Seasonal Furniture or Soft Home categories are? So in older, untouched stores versus the Store of the Future stores?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes. Karen, it would be difficult to provide that because we have a range of volume of stores that are included in Store of the Future. So I'm not sure that, that would be representative of anything that would be easy for you to extrapolate or the inverse, in the balance of chain for that reason.
Again, we're looking at markets that both our stores team and Real Estate team go through in detail together to pick those that are in most need of a change or may have events going on in the marketplace that makes it the most efficient to remodel. I would just suggest that we still believe we know the large majority, up to 90% of the lift that we're seeing in the Store of the Future comps or Store of the Future sales acceleration, is coming from Furniture, Soft Home and Seasonal at the front of the store.
So we feel very confident that those you -- somewhat unique categories to us, where we have a competitive advantage, are driving the lift. A nice by-product of this also, Karen, is that the Store of the Future format that we're remodeling stores in is the same format we're using for new stores.So we actually believe that, that's a portion of our new store outperformance in the quarter and our new store confidence as we look forward. So there's a lot of good that comes from the Store of the Future learnings.
The last item I would remind everybody on as well is the positive impact that it has that not just on sales lifts but on vendors who now want to do more business with us because they see Store of the Future, landlords who are more interested in having us in their center because they've seen Store of the Future. And our associates who have a higher level of engagement in Store of the Future and we're starting to see some of our turnover stats improve. So a lot of benefits to the program.

Operator

We have a question from Mitch Ingles with Raymond James.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 31, 2019 / 12:00PM GMT, BIG - Q1 2019 Big Lots Inc Earnings Call

Mitchell James Ingles Ramond James & Associates, Inc., Research Division - Senior Research Associate
My question is, I believe you stated previously that the Store of the Future remodels were generating about a 9% to 11% sales lift. Today, I believe you said they were generating a high single-digit gain. So what has changed there?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO
Yes. That's -- well, I'll clarify, Mitch. High-single digits is on average. I think our language in the past has been high single to low double digits inmost major markets. Really, nothing has changed. The results that we're seeing in markets still remain very strong, even in first quarter when there are some differences regionally by weather. Nothing has really changed in that regard.
I'd also add that coming into the second quarter here, we'll have a little over 90 stores completed, which is a significant increase year-over-year.Nick and the teams are doing a great job of controlling what they can control. As we're remodeling stores, we're seeing very little disruption of the stores under remodel, and we look forward to those comp lifts here in second quarter and third quarter, where we'll have 215 stores, give or take,that will come into the new program with the majority of those being in the comp base. So lots to look forward to in terms of Store of the Future.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Okay. Thank you, everyone. Derek, would you please close the call with replay instructions?

Operator

Absolutely. Ladies and gentlemen, a replay of this call will be available to you by 12:00 Eastern today, May 31. The replay will end at 11:59 p.m. Eastern on Friday, June 14, 2019. You can access the replay by dialing toll-free U.S.A. and Canada, 1 (888) 203-1112 and enter replay passcode 6062298 followed by the pound sign. International, 1 (719) 457-0820 and enter replay passcode 6062298 followed by the pound sign.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
©2019, Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2019 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibitedwithout the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.